Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-200458) on Form S-3 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated February 16, 2017 relating to the consolidated financial statements of Viveve Medical, Inc., which appears in the Annual Report on Form 10-K of Viveve Medical, Inc. for the year ended December 31, 2016. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

December 14, 2017